Exhibit 99.1

Aon Reports Fourth Quarter and Full Year 2006 Results

— Fourth quarter revenue grew 7% to $2.4 billion and EPS increased to $0.68 —

Fourth Quarter Highlights

•                  Net income from continuing operations, excluding certain items, increased 43% to $0.67 per share

•                  Risk and Insurance Brokerage Services revenue increased 7% to $1.5 billion with organic revenue growth of 2%

•                  Risk and Insurance Brokerage Services pretax margin increased 400 basis points to 12.9% and the adjusted pretax margin, excluding certain items, increased 80 basis points to 17.5%

•                  Consulting revenue increased 8% to $364 million with organic revenue growth of 8%

•                  Consulting pretax margin increased 160 basis points to 13.5% and the adjusted pretax margin, excluding certain items, increased 310 basis points to 15.4%

•                  Repurchased 11.0 million shares for $390 million

•                  Concluded the sales of Aon Warranty Group and Construction Program Group

CHICAGO, IL — February 8, 2007 - Aon Corporation (NYSE: AOC) today reported results for the fourth quarter and full year ended December 31, 2006.

Net income for the fourth quarter was $224 million or $0.68 per share, compared to $224 million or $0.65 per share for the prior year quarter. Net income from continuing operations was $189 million or $0.58 per share, compared to $102 million or $0.30 per share for the prior year quarter. Certain items that impacted fourth quarter results and comparisons with the prior year quarter are detailed in the reconciliations of non-GAAP measures on pages 14 and 15. Net income from continuing operations, excluding certain items, increased 43% to $0.67 per share compared to $0.47 per share for the prior year quarter.

“Our fourth quarter results continued to deliver operational improvement as the adjusted pretax margin increased 270 basis points to 13.9%, with meaningful increases across all operating segments, even as we make significant investments for the future in new markets, talent and technology,” said Greg Case, president and chief executive officer. “Our 2006 performance is fully on track with the first year of our three-year improvement plan, as we made measurable progress on all three of our key operating metrics. Organic revenue growth was 5%, and on an adjusted basis, pretax margin improved in each operating segment and net income per share from continuing operations increased 22%. We concluded the sale of Warranty and certain specialty Property & Casualty businesses generating approximately $800 million of cash proceeds. Our balance sheet is strong and we repurchased more than $1 billion of stock in 2006, highlighting our belief in the underlying strength of Aon and the positive outlook for 2007 and beyond.”

FOURTH QUARTER FINANCIAL SUMMARY

Total revenue increased 7% to $2.4 billion with organic revenue growth of 5%. Risk and Insurance Brokerage Services revenue increased 7% to $1.5 billion with organic revenue growth of 2%. Consulting revenue increased 8% to $364 million with organic revenue growth of 8%. Insurance Underwriting revenue increased 9% to $527 million with organic revenue growth of 9% in Accident & Health and Life (A&H and Life).

Total expenses increased 3% to $2.2 billion due primarily to an unfavorable impact from foreign exchange of $82 million and a $34 million increase in benefits to policyholders, partially offset by a $37 million decrease in restructuring expense and an incremental $33 million of estimated restructuring savings.

Restructuring expense was $86 million in the fourth quarter compared to $123 million for the prior year. The previously announced three-year restructuring plan is now anticipated to result in cumulative pretax charges of $365 million. Annualized cost savings are now targeted at approximately $280 million reflecting further refinement of offshoring and outsourcing initiatives. An analysis of restructuring related expenses by segment for the fourth quarter and full year 2006 and 2005 is presented in the attached reconciliation of non-GAAP measures. Actual and estimated restructuring costs by reporting period, by type, and by geographic region are detailed on page 16.

Restructuring benefits realized in the fourth quarter and full year 2006 are estimated at $37 million and $119 million, respectively, of which $28 million and $97 million were related to the brokerage segment, primarily for workforce reduction.

Foreign currency translation losses negatively impacted net income by $0.02 per share compared to the prior year quarter. In addition, fourth quarter net income included $0.01 per share of currency hedging losses compared to $0.02 per share of hedging gains in the prior year quarter.

Effective tax rate on continuing operations was 24.4% for the fourth quarter compared to 28.2% for the prior year quarter. The effective tax rate for the fourth quarter of 2006 and for 2005 was impacted by a number of items including adjustments, resolution of certain items and tax credits. Compared to a normalized effective tax rate of 35%, these items favorably impacted net income from continuing operations by $0.08 per share in the fourth quarter and $0.04 per share in the prior year quarter, as highlighted on page 14.

Diluted average shares outstanding were 333.6 million for the fourth quarter compared to 347.5 million in the prior year quarter. During the fourth quarter, the Company repurchased approximately 11 million shares of common stock for $390 million at an average price of $35.45 per share.

Discontinued operations after-tax income in the fourth quarter was $35 million or $0.10 per share compared to $122 million or $0.35 per share in the prior year quarter. After-tax income reflects both the results of operations and the dispositions of Aon Warranty Group (AWG) and Construction Program Group (CPG) during the fourth quarter of 2006. Income from discontinued operations in the prior year quarter primarily reflects the gain on sale of Swett & Crawford of $108 million after-tax or $0.31 per share.

FOURTH QUARTER SEGMENT REVIEW

Certain noteworthy items impacted revenue, pretax income and pretax margins in 2006 and 2005. The fourth quarter segment reviews provided below include supplemental information related to adjusted pretax income and pretax margin which is described in detail on the “Reconciliation of Non-GAAP Measures — Segments” on page 15 of this press release. In the following table, Brokerage-International revenue is now reported in three separate geographic areas - United Kingdom (U.K.), Europe, Middle East and Africa (EMEA) and Asia Pacific. In addition, items previously highlighted under “Corporate & Other” are now identified separately following the review of the three operating segments.

RISK AND INSURANCE BROKERAGE SERVICES

					Less:
(millions)	Fourth Quarter Ended			Less:	Acquisitions,	Less:	Organic
	Dec. 31,	Dec. 31,	%	Currency	Divestitures,	All	Revenue
Revenue	2006	2005	Change	Impact	Transfers	Other	Growth
Americas	$654	$625	5%	—%	2%	—%	3%
U.K.	207	206	—	7	(7)	(1)	1
EMEA	290	270	7	8	3	(6)	2
Asia Pacific	147	128	15	3	2	4	6
Reinsurance	224	193	16	—	5	10	1
Total	$1,522	$1,422	7%	3%	2%	—%	2%

Risk and Insurance Brokerage Services revenue increased 7% to $1.5 billion compared to the prior year quarter with organic revenue growth of 2%. Americas organic revenue increased 3% due primarily to growth in Latin America and Affinity business. EMEA organic revenue increased 2% due primarily to strong growth in Africa. Asia Pacific organic revenue increased 6% reflecting strong growth in Japan and emerging markets in Asia, partially offset by lower revenues in Australia that were attributable to soft pricing. Reinsurance organic revenue increased 1% due primarily to growth in Americas and continental Europe, partially offset by a decline in the U.K.

	Fourth Quarter Ended
(millions)	Dec. 31,	Dec. 31,	%
	2006	2005	Change
Revenue	$1,522	$1,422	7%
Expenses
Compensation and benefits	926	935	(1)
Other expenses	399	360	11
Total expenses	1,325	1,295	2

Pretax income	$197	$127	55%
Pretax margin	12.9%	8.9%

Pretax income - adjusted	$267	$237	13%
Pretax margin - adjusted	17.5%	16.7%

Compensation and benefits decreased 1% compared to the prior year quarter due primarily to benefits related to the restructuring program and lower restructuring expense, partially offset by an unfavorable impact from foreign exchange and stock option expense. Other expenses increased 11% primarily due to foreign exchange and currency hedging, partially offset by lower information technology expense and benefits related to the restructuring program.

Fourth quarter pretax income increased 55% to $197 million and the pretax margin increased 400 basis points to 12.9% versus the prior year. Adjusting for certain items detailed on page 15, pretax income increased 13% to $267 million and pretax margin increased 80 basis points to 17.5% versus the prior year quarter, primarily due to revenue growth and the benefits of operational improvements and cost reduction initiatives.

CONSULTING

					Less:
(millions)	Fourth Quarter Ended			Less:	Acquisitions,	Less:	Organic
	Dec. 31,	Dec. 31,	%	Currency	Divestitures,	All	Revenue
Revenue	2006	2005	Change	Impact	Transfers	Other	Growth
Services	$280	$267	5%	3%	(3)%	(1)%	6%
Outsourcing	84	69	22	2	3	(1)	18
Total	$364	$336	8%	3%	(2)%	(1)%	8%

Consulting fourth quarter revenue increased 8% to $364 million compared to the prior year quarter with organic revenue growth of 8%. Organic revenue in Consulting Services grew 6% attributable to growth in Europe, Financial Advisory and Litigation Consulting (FALC) and compensation consulting. Organic revenue in Outsourcing grew 18% due primarily to $13 million of fees related to the termination of an outsourcing contract.

	Fourth Quarter Ended
(millions)	Dec. 31,	Dec. 31,	%
	2006	2005	Change
Revenue	$364	$336	8%
Expenses
Compensation and benefits	217	197	10
Other expenses	98	99	(1)
Total expenses	315	296	6

Pretax income	$49	$40	23%
Pretax margin	13.5%	11.9%

Pretax income - adjusted	$56	$41	37%
Pretax margin - adjusted	15.4%	12.3%

Compensation and benefits increased 10% versus the prior year quarter due primarily to investments made in new practices including FALC, incentive based compensation and an unfavorable impact from foreign exchange. Other expenses decreased 1% versus the prior year quarter due primarily to lower information technology expense, partially offset by $13 million of expenses associated with the termination of an outsourcing contract. Excluding these termination expenses, other expenses decreased 14%.

Fourth quarter pretax income increased 23% to $49 million and the pretax margin increased 160 basis points to 13.5% versus the prior year quarter. Adjusting for certain items detailed on page 15, pretax income increased 37% to $56 million and the pretax margin increased 310 basis points to 15.4% due primarily to benefits related to the restructuring program.

INSURANCE UNDERWRITING

					Less:
(millions)	Fourth Quarter Ended			Less:	Acquisitions,	Less:	Organic
	Dec. 31,	Dec. 31,	%	Currency	Divestitures,	All	Revenue
Revenue	2006	2005	Change	Impact	Transfers	Other	Growth
Accident & Health and Life	$514	$462	11%	2%	—%	—%	9%
Property & Casualty	13	21	(38)	N/A	N/A	N/A	N/A
Total	$527	$483	9%	2%	—%	(3)%	10%

Insurance Underwriting revenue increased 9% to $527 million compared to $483 million in the prior year quarter. A&H and Life organic revenue, which is based on written premiums and fees, increased 9% attributable to strong growth of a supplemental health product.

During the fourth quarter, the Company concluded the sales of AWG and CPG, which are included in discontinued operations. All remaining Property & Casualty (P&C) business has been placed in run-off. As organic growth calculations are based on written premium, organic growth comparisons in P&C are not meaningful.

	Fourth Quarter Ended
(millions)	Dec. 31,	Dec. 31,	%
	2006	2005	Change
Revenue	$527	$483	9%
Expenses
Benefits to policyholders	278	244	14
Compensation and benefits	104	90	16
Other expenses	108	124	(13)
Total expenses	490	458	7

Pretax income	$37	$25	48%
Pretax margin	7.0%	5.2%

Pretax income - adjusted	$45	$28	61%
Pretax margin - adjusted	8.5%	5.8%

Benefits to policyholders increased 14% to $278 million versus the prior year quarter due primarily to strong growth of a supplemental health product. Compensation and benefits increased 16% to $104 million versus the prior year quarter due primarily to higher compensation and incentive expenses associated with growth of a supplemental health product and an increase in restructuring related costs. Other expenses decreased 13% to $108 million versus the prior year quarter principally reflecting the runoff of remaining P&C businesses.

Fourth quarter pretax income increased 48% to $37 million and the pretax margin increased 180 basis points to 7.0% versus the prior year quarter. Included in fourth quarter 2006 pretax income is a loss of $2 million attributable to the P&C runoff business. Adjusting for certain items detailed on page 15, pretax income increased 61% to $45 million and the pretax margin increased 270 basis points to 8.5% versus the prior year.

UNALLOCATED INCOME AND EXPENSE

Unallocated investment income, which consists of investment income on the surplus of the insurance underwriting subsidiaries, and gains or losses on disposals of securities, increased 28% in the quarter to $23 million.

Unallocated expenses decreased 30% to $26 million compared to the prior year quarter and interest expense was $30 million in the fourth quarter compared to $31 million last year.

2006 FINANCIAL SUMMARY

Total revenue for 2006 increased 5% to $9.0 billion with organic revenue growth of 5%. Risk and Insurance Brokerage Services revenue increased 5% to $5.6 billion with organic revenue growth of 2%. Consulting revenue increased 2% to $1.3 billion with organic revenue growth of 4%. Insurance Underwriting revenue increased 9% to $2.0 billion with organic revenue growth of 11% for A&H and Life.

Net income for 2006 was $721 million or $2.13 per share, compared to $737 million or $2.17 per share for the prior year. Net income from continuing operations was $627 million or $1.86 per share, compared to $570 million or $1.68 per share for the prior year. Certain items that impacted full year results and comparisons against the prior year are detailed in the reconciliations of the impact of non-GAAP measures on pages 14 and 15. Net income from continuing operations, excluding certain items, increased 22% to $2.12 per share compared to $1.74 per share for the prior year.

During 2006, the Company repurchased approximately 28.4 million shares of common stock for $1.0 billion at an average price of $36.93 per share. Through December 31, 2006, the Company had $928 million remaining under the $2.0 billion authorized share repurchase program.

OTHER DISCLOSURE

The Company recently determined that incorrect measurement dates for certain stock options granted in 2000 and in certain years prior appear to have been used for financial accounting purposes. Based upon our preliminary review, the Company has not found evidence of intentional misconduct or financial self-dealing, including backdating or other manipulation of stock option pricing. The Audit Committee has commenced a comprehensive review of option grant date practices and related accounting issues. We are as yet unable to determine the amount of additional non-cash stock based compensation expense, if any, or the related tax impact; however, it is not expected that the effect, if any, will be material in 2005 or 2006. We will attempt to quantify the impact on financial reporting for prior periods by the time the Company files its Form 10-K on or before March 1, 2007.

Conference Call and Webcast Details

The Company will host a conference call on Friday, February 9, 2007, at 10:00 a.m. central time. Interested parties can listen to the conference call via a live audio webcast at www.aon.com.

About Aon

Aon Corporation (www.aon.com) is a leading provider of risk management services, insurance and reinsurance brokerage, human capital and management consulting, and specialty insurance underwriting. There are 43,000 employees working in Aon’s 500 offices in more than 120 countries. Backed by broad resources, industry knowledge and technical expertise, Aon professionals help a wide range of clients develop effective risk management and workforce productivity solutions.

This press release contains certain statements related to future results, or states our intentions, beliefs and expectations or predictions for the future which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors. Potential factors that could impact results include: general economic conditions in different countries in which we do business around the world, changes in global equity and fixed income markets that could affect the return on invested assets, fluctuations in exchange and interest rates that could influence revenue and expense, rating agency actions that could affect our ability to borrow funds, funding of our various pension plans, changes in the competitive environment, our ability to implement restructuring initiatives and other initiatives intended to yield cost savings, our ability to execute the stock repurchase program, our ability to obtain regulatory or legislative changes to permit continuous sales of our supplemental Medicare health product, changes in commercial property and casualty markets and commercial premium rates that could impact revenues, changes in revenues and earnings due to the elimination of contingent commissions, other uncertainties surrounding a new compensation model, the impact of investigations brought by state attorneys general, state insurance regulators, federal prosecutors, and federal regulators, the impact of class actions and individual lawsuits including client class actions, securities class actions, derivative actions, ERISA class actions, the impact of the analysis of practices relating to stock options, the cost of resolution of other contingent liabilities and loss contingencies, and the difference in ultimate paid claims in our underwriting companies from actuarial estimates. Further information concerning the Company and its business, including factors that potentially could materially affect the Company’s financial results, is contained in the Company’s filings with the Securities and Exchange Commission.

This press release includes supplemental information related to organic revenue growth, a measure that management believes is important to evaluate changes in revenue from existing operations. We believe that this supplemental information is helpful to investors. Organic revenue growth excludes from reported revenues the impact of foreign exchange, acquisitions, divestitures, transfers between business units, investment income, reimbursable expenses, unusual items, and for the underwriting segment only, an adjustment between written and earned premium. A reconciliation is provided in the attached schedules. The supplemental organic revenue growth information does not affect net income or any other GAAP reported amounts. It should be viewed in addition to, not in lieu of, the Company’s Consolidated Summary of Operations. Industry peers provide similar supplemental information regarding their revenue performance, although they may not make identical adjustments.

This press release also includes supplemental information related to several measures - income per share, expenses, and margins - that exclude the effects of the restructuring charges and certain other noteworthy items that impacted revenue and pretax income in the comparable periods. Management believes that these measures are important to make meaningful period-to-period comparisons and that this supplemental information is helpful to investors. The measures that exclude the effects of the restructuring charges and certain other items do not affect net income or any other GAAP reported amounts. They should be viewed in addition to, not in lieu of, the Company’s Consolidated Summary of Operations. Industry peers provide similar supplemental information regarding their performance, although they may not make identical adjustments.

###

Investor Contact:	Scott Malchow
Vice President, Investor Relations
312-381-3983

Media Contact:	Al Orendorff
Director, Public Relations
312-381-3153

Aon Corporation

Consolidated Summary of Operations

	Fourth Quarter Ended			Twelve Months Ended
(millions except per share data)	Dec. 31, 2006	Dec. 31, 2005 (1)	Percent Change	Dec. 31, 2006	Dec. 31, 2005 (1)	Percent Change
Revenue
Brokerage commissions and fees	$1,825	$1,710	7%	$6,677	$6,466	3%
Premiums and other	495	452	10	1,918	1,759	9
Investment income	93	85	9	359	271	32
Total revenue	2,413	2,247	7	8,954	8,496	5

Expenses
Compensation and benefits	1,255	1,236	2	4,599	4,430	4
Other general expenses	528	531	(1)	1,922	1,913	—
Benefits to policyholders	278	244	14	1,142	952	20
Depreciation and amortization	71	62	15	237	260	(9)
Interest expense	30	31	(3)	129	125	3
Provision for New York and other state settlements	1	1	—	3	5	(40)
Total expenses	2,163	2,105	3	8,032	7,685	5

Income from continuing operations before provision for income tax	250	142	76	922	811	14
Provision for income tax (3)	61	40	53	295	241	22
Income from continuing operations	189	102	85	627	570	10

Discontinued operations
Income from discontinued operations	70	268	(74)	162	384	(58)
Provision for income tax (4)	35	146	(76)	69	217	(68)
Income from discontinued operations	35	122	(71)	93	167	(44)

Income before accounting change	224	224	—	720	737	(2)
Cumulative effect of change in accounting principle, net of tax (2)	—	—	—	1	—	N/A
Net income	$224	$224	—%	$721	$737	(2)%
Preferred stock dividends	—	—	—	—	(2)	(100)
Net income available for common stockholders	$224	$224	—%	$721	$735	(2)%

Basic net income per share:
Income from continuing operations	$0.62	$0.31	100%	$1.99	$1.76	13%
Discontinued operations	0.11	0.38	(71)	0.29	0.52	(44)
Cumulative effect of change in accounting principle	—	—	—	—	—	—
Net income	$0.73	$0.69	6%	$2.28	$2.28	—%

Diluted net income per share:
Income from continuing operations	$0.58	$0.30	93%	$1.86	$1.68	11%
Discontinued operations	0.10	0.35	(71)	0.27	0.49	(45)
Cumulative effect of change in accounting principle	—	—	—	—	—	—
Net income	$0.68	$0.65	5%	$2.13	$2.17	(2)%

Diluted average common and common equivalent shares outstanding	333.6	347.5		342.1	341.5

(1)             Certain amounts relating to discontinued operations have been reclassified to conform to the 2006 presentation.

(2)             Adoption of FASB Statement No. 123(R), “Share-Based Payments,”  effective January 1, 2006.

(3)             Tax rate from continuing operations is 24.4% and 28.2% for the fourth quarters ended December 31, 2006 and 2005, respectively, and 32.0% and 29.7% for the twelve months ended December 31, 2006 and 2005, respectively.

(4)             Tax rate from discontinued operations is 50.0% and 54.5% for the fourth quarters ended December 31, 2006 and 2005, respectively, and 42.6% and 56.5% for the twelve months ended December 31, 2006 and 2005, respectively.

Aon Corporation

Revenue from Continuing Operations

	Fourth Quarter Ended
(millions)	Dec. 31, 2006	Dec. 31, 2005 (1)	Percent Change	Less: Currency Impact	Less: Acquisitions, Divestitures & Transfers	Less: All Other (2)	Organic Revenue Growth (3)
Revenue
Risk and insurance brokerage services
Americas	$654	$625	5%	—%	2%	—%	3%
United Kingdom	207	206	—	7	(7)	(1)	1
Europe, Middle East & Africa	290	270	7	8	3	(6)	2
Asia Pacific	147	128	15	3	2	4	6
Reinsurance brokerage and related services	224	193	16	—	5	10	1
Total risk and insurance brokerage services	1,522	1,422	7	3	2	—	2
Consulting
Consulting services	280	267	5	3	(3)	(1)	6
Outsourcing	84	69	22	2	3	(1)	18
Total consulting	364	336	8	3	(2)	(1)	8
Insurance underwriting
Accident & health and life	514	462	11	2	—	—	9
Property & casualty	13	21	(38)	N/A	N/A	N/A	N/A
Total insurance underwriting	527	483	9	2	—	(3)	10

Unallocated revenue	23	18	28	N/A	N/A	N/A	N/A

Intersegment revenues	(23)	(12)	N/A	N/A	N/A	N/A	N/A
Total	$2,413	$2,247	7%	3%	1%	(2)%	5%

(1)             Certain amounts relating to discontinued operations have been reclassified to conform to the 2006 presentation.

(2)             Includes the impact of investment income, reimbursable expenses, adjustment between written and earned premium and fees in insurance underwriting only, and unusual items.

(3)             Organic revenue growth excludes the impact of foreign exchange, acquisitions, divestitures, transfers and items described in (2). Written premiums and fees are the basis for organic revenue growth within the Insurance Underwriting segment.

Aon Corporation

Revenue from Continuing Operations

	Twelve Months Ended
(millions)	Dec. 31, 2006	Dec. 31, 2005 (1)	Percent Change	Less: Currency Impact	Less: Acquisitions, Divestitures & Transfers	Less: All Other (2)	Organic Revenue Growth (3)
Revenue
Risk and insurance brokerage services
Americas	$2,319	$2,139	8%	1%	2%	2%	3%
United Kingdom	732	792	(8)	1	(3)	(4)	(2)
Europe, Middle East & Africa	1,177	1,150	2	(1)	3	(2)	2
Asia Pacific	478	441	8	(1)	3	1	5
Reinsurance brokerage and related services	922	845	9	(1)	1	6	3
Total risk and insurance brokerage services	5,628	5,367	5	—	2	1	2
Consulting
Consulting services	989	981	1	1	(4)	—	4
Outsourcing	293	274	7	1	2	(1)	5
Total consulting	1,282	1,255	2	1	(2)	(1)	4
Insurance underwriting
Accident & health and life	2,005	1,805	11	1	—	(1)	11
Property & casualty	41	70	(41)	N/A	N/A	N/A	N/A
Total insurance underwriting	2,046	1,875	9	1	—	(5)	13

Unallocated revenue	57	45	27	N/A	N/A	N/A	N/A

Intersegment revenues	(59)	(46)	N/A	N/A	N/A	N/A	N/A
Total	$8,954	$8,496	5%	—%	1%	(1)%	5%

(1)             Certain amounts relating to discontinued operations have been reclassified to conform to the 2006 presentation.

(2)             Includes the impact of investment income, reimbursable expenses, adjustment between written and earned premium and fees in insurance underwriting only, and unusual items.

(3)             Organic revenue growth excludes the impact of foreign exchange, acquisitions, divestitures, transfers and items described in (2).  Written premiums and fees are the basis for organic revenue growth within the Insurance Underwriting segment.

Aon Corporation — Segments

Risk and Insurance Brokerage Services — Continuing Operations

	Fourth Quarter Ended			Twelve Months Ended
(millions)	Dec. 31, 2006	Dec. 31, 2005 (1)	Percent Change	Dec. 31, 2006	Dec. 31, 2005 (1)	Percent Change
Revenue
Operating and other revenue	$1,478	$1,380	7%	$5,432	$5,238	4%
Investment income	44	42	5	196	129	52
Total revenue	1,522	1,422	7	5,628	5,367	5

Expenses
Compensation and benefits	926	935	(1)	3,361	3,251	3
Other expenses	399	360	11	1,425	1,412	1
Total expenses	1,325	1,295	2	4,786	4,663	3

Income before provision for income tax	$197	$127	55%	$842	$704	20%

Pretax margin — income before provision for income tax	12.9%	8.9%		15.0%	13.1%

Consulting — Continuing Operations

	Fourth Quarter Ended			Twelve Months Ended
(millions)	Dec. 31, 2006	Dec. 31, 2005	Percent Change	Dec. 31, 2006	Dec. 31, 2005	Percent Change
Revenue
Operating and other revenue	$363	$335	8%	$1,277	$1,251	2%
Investment income	1	1	—	5	4	25
Total revenue	364	336	8	1,282	1,255	2

Expenses
Compensation and benefits	217	197	10	811	780	4
Other expenses	98	99	(1)	351	365	(4)
Total expenses	315	296	6	1,162	1,145	1

Income before provision for income tax	$49	$40	23%	$120	$110	9%

Pretax margin — income before provision for income tax	13.5%	11.9%		9.4%	8.8%

(1)   Certain amounts relating to discontinued operations have been reclassified to conform to the 2006 presentation.

Aon Corporation — Segments

Insurance Underwriting — Continuing Operations

	Fourth Quarter Ended			Twelve Months Ended
(millions)	Dec. 31, 2006	Dec. 31, 2005 (1)	Percent Change	Dec. 31, 2006	Dec. 31, 2005 (1)	Percent Change
Revenue
Premiums and other	$502	$459	9%	$1,945	$1,782	9%
Investment income	25	24	4	101	93	9
Total revenue	527	483	9	2,046	1,875	9

Expenses
Benefits to policyholders	278	244	14	1,142	952	20
Compensation and benefits	104	90	16	390	362	8
Other expenses	108	124	(13)	376	375	—
Total expenses	490	458	7	1,908	1,689	13

Income before provision for income tax	$37	$25	48%	$138	$186	(26)%

Pretax margin — income before provision for income tax	7.0%	5.2%		6.7%	9.9%

Reconciliation of operating segment income before provision for income tax to income from continuing operations before provision for income tax:

	Fourth Quarter Ended			Twelve Months Ended
(millions)	Dec. 31, 2006	Dec. 31, 2005 (1)	Percent Change	Dec. 31, 2006	Dec. 31, 2005 (1)	Percent Change
Operating segment income before provision for income tax	$283	$192	47%	$1,100	$1,000	10%
Unallocated investment income	23	18	28	57	45	27
Unallocated expenses	(26)	(37)	(30)	(106)	(109)	(3)
Interest expense	(30)	(31)	(3)	(129)	(125)	3
Income from continuing operations before provision for income tax	$250	$142	76%	$922	$811	14%

(1)   Certain amounts related to discontinued operations have been reclassified to conform to the 2006 presentation.

Aon Corporation

Reconciliation of the Impact of Non-GAAP Measures on Diluted Earnings Per Share
Fourth Quarter and Twelve Months Ended December 31, 2006 and 2005

	Fourth Quarter Ended			Twelve Months Ended
	Dec. 31, 2006	Dec. 31, 2005	Percent Change	Dec. 31, 2006	Dec. 31, 2005	Percent Change
Diluted earnings per share from continuing operations - as reported	$0.58	$0.30	93%	$1.86	$1.68	11%
After tax earnings per share adjustments:
Restructuring charges	0.17	0.23		0.32	0.30
Contingent commissions	—	(0.01)		(0.03)	(0.06)
Nonrecurring tax adjustments	(0.08)	(0.04)		(0.08)	(0.16)
Gain on sale of Cambridge preferred stock investment	—	—		(0.07)	—
Property & Casualty reserve adjustments	—	—		0.15	—
Gain on sale of building in Spain	—	—		(0.06)	—
UK installment revenue	—	—		—	(0.04)
UK claims servicing	—	—		—	0.04
Endurance warrants	—	(0.01)		0.03	(0.02)
Total after tax earnings per share adjustments	0.09	0.17		0.26	0.06

Diluted earnings per share from continuing operations - as adjusted	0.67	0.47	43	2.12	1.74	22

Diluted earnings per share from discontinued operations - as reported	0.10	0.35	(71)	0.27	0.49	(45)
CPG reserve adjustment	—	—		0.04	—
CPG gain on sale	(0.02)	—		(0.02)	—
AWG gain on sale	(0.01)	—		(0.01)	—
Deferred tax adjustments attributable to AWG	—	—		—	0.08

Diluted earnings per share from discontinued operations - as adjusted	0.07	0.35	(80)	0.28	0.57	(51)

Total diluted earnings per share - as adjusted	$0.74	$0.82	(10)%	$2.40	$2.31	4%

Diluted average common and common equivalent shares outstanding (millions)	333.6	347.5		342.1	341.5

Aon Corporation

Reconciliation of Non-GAAP Measures - Segments
Fourth Quarter and Twelve Months Ended December 31, 2006 and 2005 (1)

	Fourth Quarter Ended December 31, 2006					Twelve Months Ended December 31, 2006
(millions)	Risk and Insurance Brokerage Services	Consulting	Insurance Underwriting	Unallocated Income & Expense	Total	Risk and Insurance Brokerage Services	Consulting	Insurance Underwriting	Unallocated Income & Expense	Total
Revenue as reported	$1,522	$364	$527	$—	$2,413	$5,628	$1,282	$2,046	$(2)	$8,954
Gain on sale of Cambridge preferred stock investment	—	—	—	—	—	(35)	—	—	—	(35)
Contingent commissions	—	—	—	—	—	(15)	—	—	—	(15)
Endurance warrants	—	—	—	—	—	—	—	—	17	17
Revenue as adjusted	$1,522	$364	$527	$—	$2,413	$5,578	$1,282	$2,046	$15	$8,921

Income (loss) from continuing operations before provision for income tax - as reported	$197	$49	$37	$(33)	$250	$842	$120	$138	$(178)	$922
Restructuring charges	70	7	8	1	86	136	20	8	3	167
Contingent commissions	—	—	—	—	—	(15)	—	—	—	(15)
Gain on sale of Cambridge preferred stock investment	—	—	—	—	—	(35)	—	—	—	(35)
Gain on sale of building in Spain	—	—	—	—	—	(30)	—	—	—	(30)
Property & Casualty reserve adjustments	—	—	—	—	—	—	—	81	—	81
Endurance warrants	—	—	—	—	—	—	—	—	17	17
Income (loss) from continuing operations before provision for income tax - as adjusted	$267	$56	$45	$(32)	$336	$898	$140	$227	$(158)	$1,107

Income from continuing operations before provision for income tax - margins as adjusted	17.5%	15.4%	8.5%	N/A	13.9%	16.1%	10.9%	11.1%	N/A	12.4%

	Fourth Quarter Ended December 31, 2005					Twelve Months Ended December 31, 2005
(millions)	Risk and Insurance Brokerage Services	Consulting	Insurance Underwriting	Unallocated Income & Expense	Total	Risk and Insurance Brokerage Services	Consulting	Insurance Underwriting	Unallocated Income & Expense	Total
Revenue as reported	$1,422	$336	$483	$6	$2,247	$5,367	$1,255	$1,875	$(1)	$8,496
Contingent commissions	(4)	(3)	—	—	(7)	(26)	(6)	—	—	(32)
UK installment revenue	—	—	—	—	—	(23)	—	—	—	(23)
Endurance warrants	—	—	—	(8)	(8)	—	—	—	(10)	(10)
Revenue as adjusted	$1,418	$333	$483	$(2)	$2,232	$5,318	$1,249	$1,875	$(11)	$8,431

Income (loss) from continuing operations before provision for income tax - as reported	$127	$40	$25	$(50)	$142	$704	$110	$186	$(189)	$811
Restructuring charges	114	4	3	2	123	143	8	3	4	158
Contingent commissions	(4)	(3)	—	—	(7)	(26)	(6)	—	—	(32)
UK installment revenue	—	—	—	—	—	(23)	—	—	—	(23)
UK claims servicing	—	—	—	—	—	22	—	—	—	22
Endurance warrants	—	—	—	(8)	(8)	—	—	—	(10)	(10)
Income (loss) from continuing operations before provision for income tax - as adjusted	$237	$41	$28	$(56)	$250	$820	$112	$189	$(195)	$926

Income from continuing operations before provision for income tax - margins as adjusted	16.7%	12.3%	5.8%	N/A	11.2%	15.4%	9.0%	10.1%	N/A	11.0%

(1)                 Certain noteworthy items impacted revenue and pretax income in 2006 and 2005, which are described in this schedule.
The pretax income (loss) amounts and related margins shown in the captions “Income (loss) from continuing operations before provision for income tax - as adjusted” are non-GAAP measures.

Aon Corporation

2005 Restructuring Plan

By Type:

	Actual						Estimated
(millions)	Full Year 2005	First Quarter 2006	Second Quarter 2006	Third Quarter 2006	Fourth Quarter 2006	Total Incurred to Date	2007	Total
Workforce reduction	$116	$25	$7	$10	$74	$232	$13	$245
Lease consolidation	20	5	7	12	3	47	19	66
Asset impairments	17	1	1	3	7	29	5	34
Other costs associated with restructuring	5	2	4	4	2	17	3	20
Total restructuring and related expenses	$158	$33	$19	$29	$86	$325	$40	$365

By Region:

(millions)	United States	United Kingdom	Continent of Europe	Rest of World	Total
2005	$28	$92	$30	$8	$158
1st quarter 2006	12	13	5	3	33
2nd quarter 2006	3	15	—	1	19
3rd quarter 2006	18	14	(5)	2	29
4th quarter 2006	33	14	34	5	86
Incurred to date	94	148	64	19	325

Estimated 2007	25	10	5	—	40
Total incurred and remaining estimated	$119	$158	$69	$19	$365